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                                                                   EXHIBIT 10.29
                                                                  Execution Copy

                    SEPARATION AND NON-COMPETITION AGREEMENT

This Separation and Non-Competition Agreement (the "Agreement") is made as of February 25, 2004 by and between Manhattan Associates, Inc. ("Company") and Peter F. Sinisgalli ("Executive").

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and in consideration of the mutual promises and covenants set forth in this Agreement, the parties agree as follows:

     1. Employment. Company has agreed to employ Executive as President and Chief Operating Officer effective as of April 12, 2004, and as President and Chief Executive Officer effective as of July 1, 2004, in accordance with the terms and conditions set forth in this Agreement and in the Executive Employment Agreement dated as of even date herewith between the Company and the Executive (the "Employment Agreement"), and Executive has accepted such employment. This Agreement governs the terms by which Executive shall receive certain payments in return for a promise not to compete with the business of the Company in the event of a termination of his employment.

     2. Severance. In the event of a termination or Constructive Termination (as defined below) of employment by the Company or its successors, other than a termination for Cause or the expiration of the Employment Agreement, Executive shall receive a severance payment equal to eighteen (18) months of Executive's then current base salary, subject to all payroll and income tax and other authorized deductions, payable in eighteen (18) equal monthly payments from the date of termination, including COBRA payments for Executive's family for medical and dental coverage. Company's obligation to make the severance payment shall be conditioned upon Executive's (i) execution of a release agreement in the form attached hereto as Exhibit A, and (ii) compliance with the restrictive covenants and all post-termination obligations contained in this Agreement.

     3. Cause. For purposes of this Agreement, Cause shall include but not be limited to an act or acts or an omission to act by the Executive involving (i) willful and continual failure to substantially perform his duties with the Company (other than a failure resulting from the Executive's disability) and such failure continues after written notice to the Executive providing a reasonable description of the basis for the determination that the Executive has failed to perform his duties,
         (ii) indictment for a criminal offense other than a misdemeanor not disclosable under the federal securities laws, (iii) breach of this Agreement in any material respect where such breach is not susceptible to remedy or cure or has not already materially damaged the Company, or is susceptible to remedy or cure and no such damage has occurred, is not cured or remedied reasonably promptly after written notice to the Executive providing a reasonable description of the breach, or (iv) conduct that the Board of Directors of the Company has determined, in good faith, to be dishonest, fraudulent, unlawful or grossly negligent or which is not in compliance with the Company's Code of Conduct or similar applicable set of standards or conduct and business practices set forth in writing and provided to the Executive prior to such conduct.

     4. Constructive Termination. For purposes of this Agreement, Constructive Termination shall mean a situation where (A) (i) the Executive is not serving as President and Chief Operating Officer of the Company through June 30, 2004 or as President and Chief Executive Officer of the Company thereafter through April 12, 2008, the Executive is not timely paid his compensation under this Agreement or the assignment to the Executive of any duties or responsibilities that are inconsistent with the status, title, position or responsibilities of such positions (which assignment is not rescinded after the Company receives written notice from the Executive providing a reasonable description of such inconsistency); (ii) after a Change of Control, the Company's headquarters being outside of the Atlanta, Georgia greater metropolitan area or the Company requiring the Executive to be based at any place outside of the Atlanta, Georgia greater metropolitan area; (iii) after a Change of Control, the failure by the Company to provide the

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         Executive with compensation and benefits substantially comparable, in the aggregate, to those provided for under the employee benefit plans, programs and practices in effect immediately prior to the Change of Control (other than stock option and other equity based compensation plans); (iv) after a Change of Control, the insolvency or the filing (by any party including the Company) of a petition for bankruptcy of the Company; or (v) after a Change of Control, the failure of the Company to obtain an agreement from any successor or assignee of the Company to assume and agree to perform this Agreement unless such successor or assignee is bound to the performance of this Agreement as a matter of law; provided however, that the aforementioned situations will not be deemed to be a Constructive Termination hereunder until such time as the Executive has given written notice to the Chairman of the Board of the situation constituting a "Constructive Termination" hereunder, and the Chairman of the Board has failed to cure such situation within thirty (30) days following receipt of such written notice, and (B) the Executive terminates his employment with the Company.

     5. Change of Control. In the event of a Change of Control of the Company, as defined below, all options, whether vested or non-vested shall vest as of the date of the Change of Control. "Change of Control" shall mean the happening of an event that shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the shareholders of the Company (or the Board, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated; (ii) the date the shareholders of the Company (or the Board, if shareholder action is not required) approve a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of the Company; or (iii) the date the shareholders of the Company (or the Board, if shareholder action is not required) and the shareholders of the other constituent corporations (or their respective boards of directors, if and to the extent that shareholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's voting capital stock immediately prior to the merger or consolidation will have at least fifty percent (50%) of the ownership of voting capital stock of the surviving corporation immediately after the merger or consolidation (on a fully diluted basis), which voting capital stock is to be held by each such holder in the same or substantially similar proportion (on a fully diluted basis) as such holder's ownership of voting capital stock of the Company immediately before the merger or consolidation.

     6. Non-Competition. As a condition to any payment based on a termination, Executive agrees that he will not work for any of the direct competitors to Company listed in Schedule A for a period of eighteen
         (18) months from the date of termination without written consent of Employer. Further, Executive agrees that he will not recruit or hire, another executive of Employer for a period of eighteen (18) months from the date of termination or cause another executive of Employer to be hired by any competitor of Employer for a period of eighteen (18) months from the date of termination.

     7. Effect of Violations. Executive agrees and understands that any action by him in violation of this Agreement shall void Employer's payment to the Executive of all severance provided for herein and shall require immediate repayment by the Executive of the value of all consideration paid to Executive by Employer pursuant to this Agreement, and shall further require Executive to pay all reasonable costs and attorneys' fees incurred by Company in defending any action Executive brings, plus any other damages to which the Employer may be entitled. Company agrees and understands that any failure by it to pay Executive any amounts due hereunder in violation of this Agreement shall require Company to pay all reasonable costs and attorneys' fees incurred by Executive in defending any action Company brings, plus any other damages to which Executive may be entitled.

     8. Severability. If any provision, or portion thereof, of this Agreement is held invalid or unenforceable under applicable statute or rule of law, only that provision shall be deemed omitted from this Agreement, and only to the extent to which it is held invalid and the remainder of the Agreement shall remain in full force and effect.

     9.  This Agreement shall be governed under the laws of the United States.

                                       -2-

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I have read this Agreement, I understand its contents, and I willingly, voluntarily, and knowingly accept and agree to the terms and conditions of this Agreement. I acknowledge and represent that I received a copy of this Agreement on February 25, 2004.

EXECUTIVE:

/s/ Peter F. Sinisgalli                                       February 25, 2004
--------------------------------------------
Peter F. Sinisgalli

EMPLOYER:

MANHATTAN ASSOCIATES, INC.

/s/ Richard M. Haddrill                                       February 25, 2004
--------------------------------------------
Name: /s/ Richard M. Haddrill
Title: President and CEO

                                       -3-

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                                    EXHIBIT A

                          AGREEMENT AND GENERAL RELEASE

         THIS AGREEMENT AND GENERAL RELEASE (the "Agreement") is made and entered into as of the date noted on the last pages hereof, by and between Manhattan Associates, Inc. (the "Employer") and Peter F. Sinisgalli (the "Executive").

                               W I TN E S S E TH:

         WHEREAS, pursuant to the terms and provisions of that certain Separation and Non-Competition Agreement (the "Separation Agreement") between the parties dated February 25, 2004, the Executive is entitled in certain circumstances to severance benefits upon the termination of Executive's employment if the Executive will execute this Agreement; and

         WHEREAS, the Executive and the Employer desire to enter into this Agreement to resolve any disputes regarding, or relating to, the Executive's relationship with the Employer on or prior to the date of termination of Executive's employment , and other matters as set forth herein;

         NOW, THEREFORE, in consideration of the payment of such severance benefits under the Separation Agreement, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         For all purposes of this Agreement, the following definitions shall be applicable:

         1.1 The term "Agreement" shall mean this Agreement and General Release between the parties hereto.

         1.2 The phrase "Separation Date" shall mean the date on which the termination of Executive's employment occurs within the meaning of the Separation Agreement.

         1.3 The phrase "Effective Date" shall mean the date on which this Agreement shall become effective, which shall be the date which is exactly eight (8) days following the Execution Date, unless this Agreement has been revoked by Executive prior to such date in accordance with the provisions of this Agreement.

         1.4 The phrase "Executive's related entities and persons" shall mean the heirs, executors, administrators, beneficiaries, assigns, agents, representatives, and successors of Executive, and any other persons acting or purporting to act on behalf of, or in the name of, or asserting claims by, on behalf of, or through, Executive, and the successors and assigns of such persons, and the successors and assigns of Executive.

         1.5      The term "Employer" shall mean Manhattan Associates, Inc.

         1.6 The phrase "Employer's related employers" shall mean and include any parent, subsidiaries and related corporations or entities, predecessors, successors and assigns of the Employer.

         1.7 The phrase "the Employer's related entities and persons" shall mean and include the agents, employees, servants, independent contractors, attorneys, representatives, actuaries, accountants, directors, officers, and trustees of (1) the Employer and/or any one or more of the Employer's related employers and (2) every person (whether natural or artificial), firm, or entity now or previously affiliated with the Employer

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                  and/or any one or more of the Employer's related employers in any manner whatsoever, and every such person, firm or entity with which the Employer and/or any one or more of the Employer's related employers may affiliate in any manner whatsoever in the future.

         1.8 The phrase "Execution Date" shall mean the date on which this Agreement is executed (as noted in writing on the last page hereof).

         1.9 The term "Plan(s)" shall mean, when referenced as Plan(s) of a particular entity, individual or other person, all employee benefit plans (within the meaning ERISA Section 3(3)) sponsored by, contributed to, or maintained by such entity, individual or other person.

         1.10 The phrase "Plan's (Plans') related entities and persons," when referencing one or more Plans, shall mean and include (1) the agents, employees, servants, independent contractors, attorneys, representatives, actuaries, accountants, fiduciaries, administrators, administrative committee(s) or other committee(s), and trustees of, (2) every other person (whether natural or artificial), firm or entity now or previously affiliated in any manner whatsoever with, and (3) every such other person, firm or entity which in the future may affiliate in any manner whatsoever with, the one or more Plan(s) so referenced.

                                   ARTICLE II
                              PAYMENTS TO EXECUTIVE

         In addition to the compensation and benefits to which Executive is entitled based upon his employment with the Employer, whether provided for in the Employment Agreement between the parties dated February 25, 2004 (the "Employment Agreement") or otherwise, Executive shall, as additional consideration which is significant and substantial, receive severance benefits in accordance with the terms and provisions of Section 2 of the Separation Agreement. The parties agree that these additional consideration payments shall be subject to all payroll and income tax and other authorized deductions.

                                   ARTICLE III
                        RIGHT OF REVOCATION BY EXECUTIVE

         From the Execution Date until the Effective Date, Executive may revoke this Agreement by sending written notice of revocation within that period to:

                           Manhattan Associates, Inc.
                            2300 Windy Ridge Parkway
                                   7th Floor
                             Atlanta, Georgia 30339
                        Attention: Chairman of the Board

and, if he does so, this Agreement shall be null and void in its entirety, and shall be of no force or effect. If not revoked within said period, this Agreement will become effective, binding and irrevocable as of the Effective Date.

                                   ARTICLE IV
                          GENERAL RELEASE BY EXECUTIVE

         Except as specifically provided in Article V below, for and in consideration of the additional consideration to be provided to Executive by the Employer pursuant to Article II of this Agreement, the sufficiency of which is hereby acknowledged, Executive does hereby, for and on behalf of himself and Executive's related entities and persons, fully and finally release, acquit and forever

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discharge the Employer, the Employer's related employers, the Employer's related entities and persons, all Plans of the Employer and all Plans of any of the Employer's related employers, and such Plans' related entities and persons, of and from any and all claims, counterclaims, actions, causes of action, demands, rights, damages, costs, expenses or compensation which Executive and/or Executive's related entities and persons now have, or may have, or may hereafter claim to have had as of the Execution Date, whether developed or undeveloped, anticipated or unanticipated, based on any acts, omissions, transactions or occurrences whatsoever occurring prior to and/or up until the Execution Date, and specifically, but not by way of limitation, from those claims which are, or arise by reason of, or are in any way connected with, or which are or may be based in whole or in part on the employment relationship between Executive and the Employer (including, without limitation, (i) those claims arising under any foreign, federal, state, county or municipal fair employment practices act and/or any law, ordinance or regulation promulgated by any foreign, federal, state, county, municipality or other state subdivision; (ii) those claims for breach of duty and/or implied covenant of good faith and fair dealing; (iii) those claims for interference with and/or breach of contract (express or implied, in fact or in law, oral or written); (iv) those claims for retaliatory or wrongful discharge of any kind; (v) those claims for intentional or negligent infliction of emotional distress or mental anguish; (vi) those claims for outrageous conduct; (vii) those claims for interference with business relationships, contractual relationships or employment relationships of any kind; (viii) those claims for breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortious conduct of any kind; (ix) those claims arising under Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. Section 1981; (x) those claims arising under the Age Discrimination in Employment Act of 1967, the Age Discrimination Claims Assistance Act of 1988 and/or the Older Workers' Benefit Protection Act; (xi) those claims arising under any state or federal handicap or disability discrimination law or act, including but not limited to the Rehabilitation Act of 1973 and the Americans with Disabilities Act; (xii) those claims arising from any damages suffered at any time by reason of the effects or continued effects of any alleged or actual discriminatory or wrongful acts;
(xiii) those claims arising under or in reliance upon any statute, regulation, rule or ordinance (local, state or federal); (xiv) those claims arising under ERISA or the Family and Medical Leave Act; (xv) those claims arising under the workers' compensation laws of any state or other jurisdiction; and (xvi) any and all other claims arising under law or in equity in the United States of America or in any foreign jurisdiction).

                                    ARTICLE V
                       LIMITATION OF RELEASE BY EXECUTIVE

         Notwithstanding the previous Article, it is understood and agreed that the waiver of benefits and claims contained in the previous Article does not include a waiver of the right to payment of (a) any vested, nonforfeitable benefits to which Executive or a beneficiary of Executive may be entitled under the terms and provisions of any (i) Plan of the Employer which have accrued as of the Separation Date (including without limitation any rights to elect continuing group health plan coverage pursuant to ERISA) (ii) other plan, program, agreement, or arrangement under which Executive is covered as of his Separation Date and is entitled to payments or benefits, and (iii) stock options, restricted stock, stock appreciation, or other equity compensation rights previously granted to the Executive and vested as of the Execution Date,
(b) any unpaid base salary for employment through the Separation Date pursuant to Section 2.A. of the Employment Agreement, (c) any earned and accrued but unpaid bonus (if any) pursuant to Section 2.B. of the Employment Agreement, (d) any unpaid expenses incurred on or before his Separation Date that are reimbursable in accordance with Section 2.F of the Employment Agreement, (e) payment for accrued and unused vacation pursuant to Section 2.G. of the Employment Agreement, (f) payments (if any) owed pursuant to Section 2(I) of the Employment Agreement, and (g) the consideration to be paid to Executive under
Article II of this Agreement. Executive acknowledges that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence. It is also expressly understood and agreed that the waiver of benefits and claims contained in the previous Article does not include a waiver of any rights accruing after the Execution Date of this Agreement. Nothing in this Agreement shall be construed to limit the Executive's entitled rights to director and/or officer indemnification and related director and/or officer liability insurance.

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                                   ARTICLE VI
   NON-SOLICITATION, NON-COMPETITION, TRADE SECRETS & CONFIDENTIAL INFORMATION

         For and in consideration of the additional consideration to be provided to Executive by the Employer pursuant to Article II of this Agreement, Executive agrees that he will continue to comply with the provisions set forth in Section 6 of the Separation Agreement and Sections 6 and 7 of the Employment Agreement between Employer and Executive referred to in the Separation Agreement for the respective terms set forth therein.

                                   ARTICLE VII
               KNOWING AND VOLUNTARY WAIVER OF RIGHTS BY EXECUTIVE

         Executive agrees and acknowledges that he has carefully reviewed, studied and thought over the terms of this Agreement, and that all questions concerning this Agreement have been answered to his satisfaction. Executive does further acknowledge and agree that he has had the opportunity to keep this Agreement in his possession for at least thirty (30) days, and that he has had the opportunity to consider and reflect upon the terms of this Agreement before signing it, that he knowingly and voluntarily entered into and signed this Agreement after deliberate consideration and review of all of its terms and provisions, that he was not coerced, pressured or forced in any way by the Employer or anyone else to accept the terms of this Agreement, that the decision to accept the terms of this Agreement was entirely his own, that HE WAS ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT AND PRIOR TO THE EXECUTION DATE OF THIS AGREEMENT, AND THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY THROUGHOUT THE NEGOTIATIONS CONCERNING THIS AGREEMENT, during which time proposals and counter proposals were or could have been presented, discussed and made a part of the final version of this Agreement. Executive also acknowledges that no promises or inducements to enter into and execute this Agreement have been offered or made except those which are specifically set out in this Agreement, and that he was not coerced or forced to enter into and execute this Agreement.

                                  ARTICLE VIII
           ENTIRE AGREEMENT BETWEEN PARTIES AND NO INDICATION OF FAULT

         This Agreement constitutes the entire agreement between Executive and the Employer pertaining to the subjects contained in it and supersedes any and all prior and/or contemporaneous agreements, representations, or understandings, written or oral. It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect or particular whatsoever except in writing duly executed by Executive and an authorized representative of the Employer acting on behalf of the Employer. This Agreement is intended to fully, completely, and forever resolve all disputes or potential disputes based upon events, omissions or acts occurring on or prior to the Separation Date as well as all other issues or claims in any way arising out of or connected with the employment of Executive with the Employer through and including the Separation Date. It is expressly understood and agreed that the provisions contained in this document are intended to resolve any doubtful and/or disputed issues, prevent future disputes, controversies and/or litigation, and provide both the Employer and Executive with significant benefits and that the signing of this document is not to be construed as an admission of any liability and/or fault by the Employer or by Executive.

                                   ARTICLE IX
                           BINDING NATURE OF AGREEMENT

         This Agreement shall be binding upon both Executive and Executive's related entities and individuals, and upon the Employer and the Employer's related employers.

                                    ARTICLE X
             NO PRIOR ASSIGNMENTS OF INTERESTS OR EXERCISE OF RIGHTS

         All signatories to this Agreement hereby warrant, covenant, and represent that prior to the Execution Date, they have not conveyed, transferred, pledged, hypothecated, or in any manner whatsoever assigned or encumbered any of the rights, demands, claims, suits, actions, or causes of action released herein, and all signatories to this Agreement also hereby warrant, covenant and represent that, prior to the Execution Date, they have not filed a lawsuit or asked the assistance of any governmental agency or collective bargaining agent to enforce rights or to seek remedies for any claim which is waived pursuant to the terms and provisions of this Agreement.

                                   ARTICLE XI
             WARRANTY OF EXPRESS AUTHORITY AND CAPACITY TO CONTRACT

         The undersigned parties, acting through their duly authorized officers or individually, as the case may be, do hereby warrant that the signatories hereto have express authority and have the legal capacity to enter into this Agreement.

                                   ARTICLE XII
                              NEGOTIATED AGREEMENT

         The parties agree that this Agreement was negotiated between them. As a result, the parties agree that, in the event of a dispute about the meaning, construction or interpretation of this Agreement, no presumption shall apply to construe the language of this Agreement either for or against any party.

                                  ARTICLE XIII
                       PRESS RELEASES REGARDING AGREEMENT

         The parties agree that no press releases will be issued concerning this Agreement, or the termination of Executive's employment with the Employer, without the mutual approval of Executive and Employer, subject to any disclosure requirements imposed by applicable law based on the reasonable opinion of counsel for the Company.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the ____ day of ____________________, _____.

EXECUTIVE:                                  EMPLOYER:

                                            MANHATTAN ASSOCIATES, INC.

___________________________
   Peter F. Sinisgalli

                                            By:___________________________

                                            Title:________________________

Sworn to and subscribed before me           Sworn to and subscribed before me
this __ day of___________, ______.          this __ day of_____________, _____.

__________________________________          ____________________________________
Notary Public                               Notary Public

My Commission Expires:                      My Commission Expires:

__________________________________   _      ____________________________________
(NOTARIAL SEAL)                             (NOTARIAL SEAL)